EXHIBIT 10.1

OSMOTEX A/S
Soiheimsgaten 16A
5058 Bergen
Norway

Durchwahl +41 (041) 672 7523
E-mail: helmut.knapp@csem.ch

Ref: HFK/NRn      Alpnach, April 11, 2005

Fabrication and Testing of Completely Microfabricated Micropumps (CO-IP5)

Dear Mr. Heidal

Based on the Osmotex-CSEM Workshop of February 24, 2005 in Alpnach, CSEM Centre Suisse d’Electronique et de Microtechnique has the pleasure in submitting to you the following quotation:

1.    Quotation

1.1    Quotation No:                            A - 621 / 20-0809

1.2    Quotation Date:                         April 11, 2005

1.3    Validity of Quotation:                1 month from date of quotation

1.4    Contact Person at CSEM           Helmut F. Knapp
Tel.: + 41 41 672 75 23

2.    Prior Documents

Mutual non-disclosure agreement Osmotex/CSEM of March 4, 2004
Technical Report “Implementation of EO2 on the Chip Level” of November 11, 2004
Presentations of Osmotex, Prof. N. Mishchuk, and CSEM at Workshop on February 24, 2005
MS-Projects Workplan created at above Workshop

3.    Background

In the previous project CSEM conducted for Osmotex named “Implementation of EO2 on the Chip Level” (June 2004 until December 2004) the concept of electroosmosis of the second kind (EO2) for low-power pumping of liquids in microfluidic systems was tested using commercially available 50 micron polystyrene ion-exchange beads positioned into microfabricated fluidic structures.

The fluidic structures consisted of open microfluidic channels, made in PDMS by replication from a Si-master, which could be closed with a glass cover. Although the initial concept of using planar microelectrodes structured onto the glass cover for generation of the electric fields needed for pump activation did not prove successful, bidirectional fluid pumping could be observed using 50 micron diameter Pt-wire electrodes introduced into the microchannels through the PDMS.

Several drawbacks of these first prototypes exist: the active elements, i.e. the polystyrene ion-exchange microbeads need to be positioned individually by hand, the microelectrodes are not microfabricated and are also positioned by hand, the pumping efficiency is too low, and the reproducibility of the pumping action is not given.

It is the goal of Osmotex to be able to present completely microfabricated functional micropumps and to gain knowledge about the scalability of the system and the range of materials for which the system will work efficiently, as well as about the range of possible applications of micropumps and micromixers based on EO2.

The project described in this quotation addresses the first of these issues, i.e. the complete microfabrication of EO2 devices. In particular this means:

a)	microfabrication of three dimensional microelectrodes several tens of micrometers high,

b)	microstructuring of active elements also several tens of micrometers high and preferably consisting of slightly porous ion exchange material or alternatively metal, and

c)
integration of the three dimensional microstructured electrodes and the microstructured active elements into a microfluidic structure to prove the functionality of such completely microstructured EO2 devices and to give quantitative data on the fluid flow generated.

4.    Project Description

The objectives a, b, and c described above will be handled in three separate work packages. An additional work package is planned for preparation of a final report and presentation.

Work package 1 (WP 1):

“Electrode Microfabrication” will focus on the microfabrication of 3D microelectrode structures. The performance of the active elements depends, among other parameters, on the presence of a homogenous electric field. Such homogenous electric fields can be generated best by electrodes spanning a good part of the microchannel cross section. 5 electrode structures with appropriate fluidic channel geometry will be generated in this work package and their performance with respect to creating a nearly homogenous electric field will be verified by simulation.

The simulations will be done for electrode structures in a microfluidic channel geometry only, excluding the active elements. Then these 5 optimal structures will be microfabricated in Au using a technology where electrode structures lift from the lateral into a vertical position by a combination of sacrificial layers and purposely introduced stresses. Furthermore, they can be stabilized by accompanying support structures and post electroplating. Alternatively, electrode structures will be microfabricated using thick resist and electroplating technology.

The performance of Au-electrodes with respect to bubble formation in microfluidic channels will be tested before. The fluidic structures will be fabricated by replication in PDMS from Si-masters. Finally, the PDMS microchannels and 3D microelectrodes on glass supports will be assembled including the positioning of ion-exchange beads of 100 micron diameter (or closest diameter available) and tested for their functionality. The new aspect in this work package is the microfabrication of the 3D electrodes. The risk, however, is controllable and the work package can be offered with a fixed price.

Work package 2 (WP 2):

“Active Element Material and Fabrication” will focus on the microstructuring of the active materials. The material of choice will preferably be an ion exchange material, although active elements made from metal could function as well, albeit with a decreased performance. Metal active elements will be tested as part of work package 1, using metal beads.

The first part of work package 2 will involve a literature survey on ion exchange material and contacting of companies active in the production of ion exchange material or polymers in general. Osmotex will be substantially involved in this task as well. The materials chosen will be tested macroscopically by looking at their electrophoretic and electroosmotic performance on a macroscopic scale. This macroscopic testing will be done by Osmotex using the facilities of CSEM in Alpnach.

For the materials chosen for active element microstructuring, several technologies for microstructuring will be evaluated. Possible technologies are casting and polymerization in microfabricated molds, localized polymerization using microfabricated masks for localized illumination, or microembossing. Structures fabricated will be arrays of active element pillars on a support with the dimensions of an objective slide used in light microscopy. These arrays will be tested for their EO2 performance in a test-setup specifically designed for this purpose. Microstructuring of the active element arrays involves the development of new technologies. Even though CSEM can rely on its microfabrication experience in general and also with polymers, this kind of work has never been done with ion exchange material or material which can be made into an ion exchange material by a post-processing process. Thus, the task of microstructuring of the active elements will be offered on an hourly basis, with an estimated cap of 160h.

Work package 3 (WP 3):

“Integrated Functional Model” will start with a meeting of Osmotex, Prof. Nataliya Mishchuk, and CSEM to discuss the results obtained from work packages 1 and 2. A cost estimation by CSEM for the fabrication of functional models, integrating 3D microelectrodes and 3D microstructured active elements, will be given at this meeting. The result of this meeting will be the decision over 5 possible designs for functional models integrating 3D microelectrodes and 3D microstructured active elements, which demonstrate the capabilities of completely microfabricated EO2 devices.

The designs will be detailed after the workshop to be microfabricated and assembled. Finally, the fluid flows generated with these functional models will be visualized and quantified. The costs for mask layout and fabrication of integrated devices can only be given after the completion of work packages 1 and 2. All other tasks of work package 3 can be offered at a fixed price from the beginning.

Work package 4 (WP 4):

“Report and Presentation” will be used for the preparation of a complete report on the results obtained in this project, an outlook for possible applications, and a recommendation for a project plan for a project follow-up. A power point presentation will be prepared as well.

5.    Project Plan & Deliverables

Work package 1 (WP 1): Electrode Microfabrication

Tasks

1.1	Characterization of bubble formation using 50 micron Au electrodes

1.2	Design & simulation of 5 electrode structures in microfluidic channels (no beads in simulation)

1.3	Mask layout & fabrication

1.4	PDMS replication of fluidic structures

1.5	Assembly of devices

1.6	Testing of devices (including test of devices with metal beads as active elements)

Deliverables

•	Files of designs for 5 electrode/fluidics configurations

•	Documentation on simulation results for the above 5 designs

•	2 copies of Si-master for PDMS replication of fluidic structures

•	3 PDMS replicas of Si-master for fluidic structures

•	8 copies of water with five designs of 3D microelectrode structures

•	12 Assembled devices (4 types, three each) with three microbeads as active elements and 3 assembled devices (three of 1 type) with metal active elements

•	Text and video documentation of fluid flow for 5 device types

Work package 2 (WP 2): Active Element Material & Fabrication

Tasks

2.1
Choose polymer material for microstructuring of active elements by literature survey and contacting corresponding companies. The macroscopic testing of material will be done at CSEM’s facilities in Alpnach. CSEM agrees to enable an Osmotex employee to conduct the corresponding experiments.

2.2	Design and fabrication of test-setup for performance evaluation of structured active elements

2.3	Performance evaluation of 15 arrays of structured active elements with above test-setup

Deliverables

•	Documentation on production of ion-exchange beads (materials, processes)

•	Several active element arrays on objective slide format substrate

•	Setup for experimental performance evaluation of active element arrays

•	Text and video documentation of active element array performance (15 arrays max.)

Work Package 3 (WP 3): Integrated Functional Model

Tasks

3.1	Workgroup meeting in Bergen

3.2	Design of 5 integrated systems

3.3	Mask layout and fabrication

3.4	Assembly of devices

3.5	Visualization and quantification of fluid flows

Deliverables

•	1 day workgroup meeting in Bergen with 3 people from CSEM

•	Cost estimation for fabrication of integrated devices

•	Files of designs for circular and linear fluidic systems (total of 5) integrating microfabricated 3D electrode structures and microstructured active elements

•	Microfabricated components

•	15 assembled devices (5 types, three each)

•	Text and video documentation of fluid flow for 5 device types

Work package 4 (WP 4): Report and Presentation

Tasks

4.1	Preparation of final report

4.2	Final meeting

Deliverables

•	Report of results and recommendation of project plan for continuation

•	Power point presentation of project results and outlook

6.    Timing - Project planning

The project timing is illustrated in the following Gantt chart. In summary this means that

WP 1 will start with the project start date and will last 3 months

WP 2 will start with the project start date and will last approx. 4 months

WP 3 will start after completion of work package 1 and will last approx. 4 months

WP will start after completion of work package 3 and will last 1 week

7.    Pricing

For WP 1 “Electrode Microfabrication”	CHF	75’330.-
For WP 2 “Active Element Material and Fabrication”
Tasks 2.1, 2.3, 2.4	CHF	36’270.-
Task 2.2 on hourly basis, maximum:	CHF	39’060.-
For WP 3 “Integrated Functional Model”
Tasks 3.1, 3.2, 3.4, 3.5	CHF	39’060.-
Task 3.3, calculation possible after WP 1 & 2	CHF	xxx
For WP 4 “Report and Presentation”	CHF	6’975.-
Total (task 2.2 on hourly bests (max) and not including task 3.3)	CHF	196’695.-

8.    Payment Terms

For each work package:

Project start:	24.3.2005
First rate:	22.4.2005	(WP 1 + WP 2)	CHF	44’469.-
Second rate:	22.5.2005	(WP 1 + WP 2)	CHF	44’469.-
Third rate:	22.6.2005	(WP 1 + WP 2)	CHF	44’469.-
Fourth rate:	22.7.2005	(WP 2 + WP 3)	CHF	28’055.-
	*or	(WP 2, if WP 3 is cancelled)	CHF	18’602.-
Fifth rate:	22.8.2005	(WP 3)	CHF	9’453.-
	*or	(if WP 3 is cancelled)	CHF	0.-
Sixth rate:	22.9.2005	(WP 3)	CHF	9’453.-
	*or	(if WP 3 is cancelled)	CHF	0.-
Seventh rate:	22.10.2005	(WP 3)	CHF	9’453.-
	*or	(if WP 3 is cancelled)	CHF	0.-
Final rate:	Project end	(Final report)	CHF	6’874.-
Total with WP 3:			CHF	196’695.-
*Total without WP 3:			CHF	158’883.-

9.    Modifications and termination

The parties will meet in Bergen in week 27 or 28 in order to examine and evaluate the results of WP 1 and the progress of WP 2.

•
if the results of WP 1 and the expected results of WP 2 are found good, Osmotex will sign an acceptance form and CSEM will then terminate WP 2 and proceed with WP 3 according to the planning in Clause 6.

•
If the results of WP 1 are not found good and/or if there are significant uncertainties about the expected results of WP 2, CSEM will not start WP 3 until WP 2 is terminated. The parties then will appoint a meeting to be held at CSEM’s premises in Alpnach at the end of WP 2 in order to agree in writing about a revised planning and price for the continuation of the project. If Osmotex chooses to terminate the project at its option, Osmotec shall have no further payment liability or obligations except for its obligation to pay charges for the previously completed WPs 1 and 2.

10.    Commercial Conditions

•	Prices are quoted ex works Neuchâtel, excluding VAT or any other taxes.

•	Payment conditions: in CHF 30 days net from date of invoice.

•	Unless stated otherwise in this quotation, the attached CSEM contractual terms and conditions shall apply.

We hope that our proposal meets your expectations and stay at your disposal for any further information you may need.

Once signed by both parties, this offer, together with the CSEM Contractual Terms and Conditions will be a binding agreement between the parties.

We look forward to hearing from you and in the meantime remain,

Yours sincerely,

CSEM Centre Suisse d’Electronique et de Microtechnique SA
/s/ Ph. Steiert		/s/ U. Claessen
Ph. Steiert Deputy CEO VP Industrial Business		U. Claessen Vice-President Microrobotics

Accepted and Agreed.

OSMOTEX A/S
Norway

Signature:  /s/___________________________
Name:
Title: Chairman

Date:

Encl.: mentioned

CSEM Centre Suisse d’Electronique et de Microtechnique Sa, CH-2007 Neuchâtel	CONTRACTUAL TERMS AND CONDITIONS

1.	Scope

These contractual terms and conditions, unless modified or supplemented by a written agreement, apply in full to all contracts resulting from an order given by the customer or resulting from the acceptance by the customer of a quotation regarding a pre-study, a feasibility study or a development project (hereafter: the Project).

2.	Quotations

2.1	Unless otherwise stated therein, a quotation is valid for two months from the date of the quotation.

2.2	CSEM’s quotations are confidential and only persons actually entrusted with the matter may have access to them.

2.3
CSEM reserves Its copyright and ownership on all documents furnished in whatever form including, but not limited to, reports, schemes, plans, drawings and layouts. The customer shall not make them available to third parties or copy them without CSEM’s written permission. These documents must be returned to CSEM on its request

3.	Project organization and exchange of information

Each party shall appoint its project manager who will be responsible for liaison between the parties. The project managers will organize regular meetings and keep throughout the progress of the Project a complete file of documents such as discussion notes, minutes of meetings, etc. The customer will be deemed to have accepted the minutes unless he informs CSEM of its non-acceptance in writing within 10 days of receipt.

4.	Deadlines

Respect of deadlines implies that the customer on his part punctually fulfills his obligations, especially as regards communicating specifications. results of tests etc. A delay is justified upon the occurrence of unforeseen circumstances or causes beyond CSEM’s control. In case of a delay in execution, the customer will be immediately informed.

5.	Modifications

Any modification that alters the statement of work, milestones, costs or the deliverables, is subject to written agreement between the parties prior to the modification becoming effective. Any such modification agreed in writing by the par-ties shall be inserted as an amendment to the Project.

6.	Prices and terms of payment

6.1	Unless otherwise specified, prices are stated in Swiss francs, * ex works * Neuchâtel (EXW INCOTERMS 2000). Customs taxes or VAT, if applicable, are at the expense of the customer.

6.2	Invoices are to be settled net within thirty (30) days of receipt

7.	Acceptance and rejection

7.1
Upon receipt of each deliverable as defined in the Project, the customer shall verity it and give written acceptance or rejection of the deliverable within thirty (30) days unless otherwise stated in the Project. lf no written rejection is received within the acceptance period, the relevant deliver-able will be considered accepted.

7.2
If a deliverable is rejected, the customer shall give notice of the rejection within the acceptance period mentioned in article 7.1, with a description of the alleged defect(s). If the defect is attributable to CSEM, the customer will allow CSEM a reasonable period of time to remedy the defect free of charge.

7.3
If after remedy the customer is still not able accept the deliverable, he may terminate the contract. In such case the customer shall have no obligation to pay for the relevant deliverable except for his obligation to pay the charges due for previously completed and accepted deliverables.

8.	Warmly and liability

8.1	CSEM will perform its obligations under the contract to the best of its ability with its customary diligence and on the basis of the latest scientific and technological developments known to it.

8.2
According to Swiss law CSEM will be liable for any direct damages re-sulting from willful fault or gross negligence on the part of its employees. CSEM accepts no further responsibility, In particular for consequential damages such as but not limited to financial or commercial losses, loss of profit, increase of general costs, loss of clients or market share.

9.	Confidentiality

9.1
All information in whatever form that has been disclosed by one party to the other in connection with, or in pursuance of the Project, especially know-how and all information or results obtained within the Project (hereinafter: “Confidential Information”) shall be handled in a confidential manner. Each party undertakes not to communicate or to divulge to third parties Confidential Information received from the other party nor to use such Confidential Information for any purpose other than the execution of the contract.

9.2
Furthermore, each party agrees that it will restrict the access of Confidential information received horn the other party to those of its employees who need to be informed for the execution of the Project. Each party shall take all necessary and useful measures in order to protect the Confidential Information received from the other party with at least the same degree of care as for the protection of ifs own proprietary and confiden-tial information.

9.3
The foregoing obligations shall not apply to any Confidential Information, which the receiving party can prove (a) was known to it prior to disclosure by the disclosing party, (b) was rightfully received from a third party without any obligation of confidentiality or (c) is in the public domain.

9.4	Nothing in this paragraph shall be construed as granting any license or right to either party with respect to any Confidential Information of the other party.

9.5	The obligations relating to confidentially will remain effective during the term or the Project and for a period of three (3) years after termination or expiry of the contact.

9.6	After termination of the contract any and all Confidential information related to the Project shall be returned to the disclosing party.

10.	Intellectual property rights

10.1
Al intellectual and industrial property rights existing as of the corning into force of the contract or created either during the course of the work per-formed or outside of the framework of the contract shall remain with the originating party.

10.2	The customer may dispose freely of the results of the Project.

10.3
Inventions, findings and creations made within the framework of the Project by either party shall be the property of the originating party which shall be entitled to apply for patent protection and hold title to any patent issued thereon in its own right. The customer will benefit from a non-exclusive, royalty-free license of our rights relating to said patents.

10.4
If, in the course of carrying out work on the Project, CSEM and the customer jointly make an invention, finding or creation, the arrangement for applying for a patent shall be agreed between the parties on a case-by-case basis. Unless otherwise agreed, the parties will be joint owners of the said patent, in this case, as long as any such patent is in force, each party shall be entitled to use the patent without restraint.

11.	Force Majeure

11.1	CSEM shall not be liable for any failure of or delay in the performance of its obligations under the contract if such failure or delay is caused by reason of Force Majeure.

11.2
Force Majeure shall be understood to mean and include failure or delay caused by unforeseen circumstances or to causes beyond the reasonable control of CSEM’s, including but not limited to total or partial suspension of activity of CSEM’s suppliers, mobilization, war, riots, fire, import or export blocking or a considerable raise in customs taxes.

12.	Term

The contract shall become effective upon receipt of the customers order or his acceptance of CSEM’s quotation and shall be valid until each and every obligation of the contract Is performed completely and until the definitive settlement of any account and/or litigation between the parties.

13.	Governing law and jurisdiction

13.1	This contract shall be governed by and construed In accordance with the substantive laws of Switzerland.

13.2
The parties agree to first endeavor to settle amicably any dispute arising from the execution or interpretation of this contract. In the absence of an amicable agreement, the ordinary courts shall resolve such dispute. The place of jurisdiction shall be the place of the defending party’s registered offices.

Translation of the official French text